CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N‐1A of Vert Global Sustainable Real Estate ETF, a series of Manager Directed Portfolios, under the headings “Independent Registered Public Accounting Firm” and on the cover of the Statement of Additional Information and in the “Financial Highlights” and under the “Independent Registered Public Accounting Firm” section of the Prospectus.

/s/ Cohen & Company, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
August 24, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board